Exhibit 2(t)

Metal Supply & Tolling Agreement	Fémszállítási és Nyersanyag Feldolgozási Megállapodás
This Metal Supply & Tolling Agreement (“Agreement”) is made by and between Arconic-Köfém Mill Products Hungary Kft, a Hungarian corporation (“Seller”) and Arconic-Köfém Kft, a Hungarian corporation (“Buyer”). Seller and Buyer can be referred to as a “Party” individually or “Parties” collectively.

A jelen Fémszállítási és bérmunka-megállapodás („Megállapodás”) az Arconic-Köfém Mill Products Hungary Kft. magyar társaság („Eladó”) és az Arconic-Köfém Kft. magyar társaság („Vevő”) között jött létre. A Megállapodásban az Eladó és a Vevő külön-külön „Fél”, együttesen „Felek” megjelöléssel is szerepel.

WHEREAS, the Parties desire for Seller to consign and sell homogenized aluminum forging stock billet, cut to specification, to Buyer;	MIVEL a Felek szándéka, hogy az Eladó specifikáció szerint darabolt, homogenizált alumíniumból készült kovácsolt nyersdarabokat szállítson és értékesítsen a Vevő részére;
WHEREAS, the Parties desire for Seller to provide tolling and logistical services to make homogenized aluminum forging stock billet, cut to specification, from revert made available to Seller by Buyer; and

MIVEL a Felek szándéka, hogy az Eladó a Vevő számára nyersanyag-feldolgozási és logisztikai szolgáltatásokat nyújtson, amelynek során a Vevő által biztosított visszatérő anyagból specifikáció szerint darabolt, homogenizált alumíniumból készült kovácsolt nyersdarabokat készít; és

WHEREAS, the Parties desire for Seller to provide services to Buyer in the form of cutting aluminum forging stock billet provided by Buyer.	MIVEL a Felek szándéka, hogy az Eladó a Vevő által biztosított alumínium kovácsolt nyersdarabok darabolására irányuló szolgáltatást nyújtson a Vevőnek,
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, agree as follows:

ENNEK MEGFELELŐEN – az alábbi kölcsönös kötelezettségvállalások és megállapodások, valamint egyéb valós ellenérték figyelembevételével, amelyek átvételét és kielégítő voltát a Felek elismerik – a Vevő és az Eladó jogi kötőerő keletkeztetésének szándékával az alábbiakról állapodik meg:

1. Term. This Agreement is effective January 1, 2020 and expires on December 31, 2024, unless sooner terminated as agreed to by the Parties in writing or as provided in this Agreement.
1.    Időbeli Hatály. A jelen Megállapodás 2020. január 1. napján lép hatályba és 2024. december 31. napján jár le, hacsak a Felek írásban ennél korábbi megszüntetésről nem állapodnak meg, illetve a jelen Megállapodás eltérően nem rendelkezik.

2.    Products and Services. In accordance with this Agreement, Seller agrees to consign and sell the Products described in Exhibit A and to sell the Services described in Exhibit B as Buyer may order from time to time.

2.    Termékek és Szolgáltatások. Az Eladó a jelen Megállapodás rendelkezéseinek megfelelően vállalja azon A. mellékletben felsorolt Termékek leszállítását és eladását, valamint azon B. mellékletben leírt Szolgáltatások teljesítését, amelyeket a Vevő időről időre megrendel.

3. Pricing and Payment. The prices for the Products and Services are identified in Exhibit C.	3. Árak és fizetés. A Termékek és Szolgáltatások árát a C. melléklet rögzíti.

Exhibit 2(t)

4.    Terms and Conditions & Definitions. The terms and conditions governing the consignment, purchase and sale of Products and Services pursuant to this Agreement are set forth in Exhibits A, B, and D. Definitions for terms used in this Agreement are set forth in Exhibit E.

4.    Szerződési Feltételek és Fogalommeghatározások. A Termékek és a Szolgáltatások jelen Megállapodás szerinti konszignációs, vételi és eladási feltételeit az A., B és D. melléklet, a jelen Megállapodásban használt kifejezések fogalommeghatározását pedig az E. melléklet rögzíti.

5. Termination.	5. A Megállapodás megszűnése.
a. This Agreement may be terminated, in whole or in part, as follows:	a. A jelen Megállapodás részben vagy egészben az alábbiak szerint szüntethető meg:
i. by mutual agreement in writing;	i. közös megállapodással írásban;
ii.    by written notice of the non-breaching Party if the other Party is in material breach of this Agreement and such Party fails to cure the breach within ninety (90) days of receipt of a written notice from the non-breaching Party specifying the nature of the breach, provided that the cure period for a failure to timely pay is thirty (30) days, not 90 days; or

ii.    a vétlen Fél általi írásos felmondással, amennyiben a másik Fél súlyosan megszegi a jelen Megállapodást, és a vétlen Fél – a szerződésszegés jellegét is rögzítő – írásos felszólítása átvételétől számított 90 (kilencven) napon belül a szerződésszegést nem orvosolja, azzal, hogy a fizetési késedelem orvoslására nyitva álló idő nem 90, hanem 30 (harminc) nap; vagy

iii.    by written notice to a Party if the other Party is adjudicated as bankrupt, or if a receiver or trustee is appointed for it or for a substantial portion of its assets used in performing this Agreement, or if it makes an assignment of substantially all such assets for the benefit of its creditors, or if it commences a voluntary petition in bankruptcy, or if it otherwise becomes insolvent in either law or equity.

iii.    a Félnek küldött írásos felmondással, amennyiben a Fél fizetésképtelenségét a bíróság kimondja, a társaság egésze vagy vagyonának a jelen Megállapodás során használt, jelentős része tekintetében felszámolót vagy vagyonfelügyelőt neveznek ki, vagy a társaság lényegében a teljes ilyen vagyont a hitelezőire ruházza, saját maga ellen csődeljárást indít, vagy a jogszabályok vagy a méltányosságon alapuló szokásjog értelmében egyéb módon fizetésképtelenné válik.

Exhibit 2(t)

b.    Upon the expiration or termination of this Agreement for any reason, (i) the Parties will conduct a final physical inventory and reconciliation of Revert, Scrap, WIP, Deliverables and Products within thirty (30) business days of the final day of this Agreement and (ii) Seller shall deliver all Deliverables and (iii) the non-breaching party shall determine whether the Parties shall complete the production of Product (or Deliverables, as the case may be) out of WIP and deliver such items to Buyer. In such circumstances, Seller may invoice upon delivery and the payment terms for such items are set forth in Exhibit D, Section 5(C). Seller will either return Scrap and Revert to Buyer or utilize such items for the completion of orders per subsections (i) and (ii) below.

b.    Amennyiben a jelen Megállapodás lejár vagy bármely okból megszűnik, i. a Felek a jelen Megállapodás utolsó napjától számított 30 (harminc) munkanapon belül elvégzik a Visszatérő Anyagok, a Hulladék, a Folyamatban Lévő Munkák, a Leszállítandók és a Termékek végső fizikai leltározását és egyeztetését; és ii. az Eladó átadja a Leszállítandókat; továbbá iii. a vétlen Fél meghatározza, hogy a Felek befejezik-e a Folyamatban Lévő Munkákon kívül eső Termék (vagy az adott esetnek megfelelően a Leszállítandók) előállítását, és azokat leszállítják-e a Vevőnek. Ilyen esetben az Eladó a leszállításkor állíthatja ki a számláját, azzal, hogy az ilyen tételekre irányadó fizetési feltételeket a D. melléklet 5.C. pontja rögzíti. A Hulladékot és a Visszatérő Anyagot az Eladó visszaszolgáltatja a Vevőnek vagy felhasználja a megrendelések teljesítésére az alábbi i. és ii. alpont szerint.

i.    Upon termination of this Agreement by Seller: Seller shall determine whether (a) to make Products in consignment available to Buyer for sale or whether to pick up Products in consignment at Buyer’s expense, (b) to complete the sale and purchase of Firm Fixed Orders for Products and Services.

i.    A jelen Megállapodás Eladó általi felmondása esetén: az Eladó meghatározza, hogy a) a konszignációban lévő Termékek értékesíthetők-e a Vevő számára, vagy a konszignációban lévő Termékek a Vevő költségére elhozandók-e, b) a Termékekre és Szolgáltatásokra leadott Határozott Rögzített Megrendelések adásvétele teljesítendő-e.

ii.    Upon termination of this Agreement by Buyer: Buyer shall determine whether (a) to purchase Products in consignment or whether to have Seller pick up Products in consignment at Seller’s expense, (b) to complete the sale and purchase of Firm Fixed Orders for Products and Services.

ii.    A jelen Megállapodás Vevő általi felmondása esetén: A Vevő meghatározza, hogy a) a konszignációban lévő Termékeket megvásárolja-e, vagy a konszignációban lévő Termékeket az Eladó saját költségére elvigye-e, b) a Termékekre és Szolgáltatásokra leadott Határozott Rögzített Megrendelések adásvétele teljesítendő-e.

6. Incorporation by Reference. Exhibits A - E are attached hereto, made part hereof, and incorporated by reference herein.	6. Hivatkozás a mellékletekre. A jelen Megállapodáshoz csatolt és hivatkozott A–E. mellékletek a Megállapodás részét képezik.
7. Precedence of Documents. In the event of any conflict between the documents comprising this Agreement, the order of precedence will be as follows:	7. A dokumentumok rangsora. Amennyiben a jelen Megállapodást alkotó dokumentumok között ellentmondás merül fel, a rendelkezések az alábbi sorrendben irányadók:
A. The first 5 pages of this Agreement and Exhibit E	A. A jelen Megállapodás első 5 oldala és az E. melléklet

Exhibit 2(t)

B. Exhibit A (Products) and Exhibit B (Services)	B. Az A. melléklet (Termékek) és a B. melléklet (Szolgáltatások)
C. Exhibit C (Pricing)	C. A C. melléklet (Árszabás)
D. Exhibit D (Terms and Conditions)	D. A D. melléklet (Általános szerződési feltételek)
8.    Notices. All notices required or permitted to be given pursuant to this Agreement or any of the exhibits hereto shall be in writing and shall be valid and sufficient if dispatched by a) registered or certified mail, postage prepaid; b) hand delivery; or c) overnight courier.

8.    Értesítések. A jelen Megállapodás vagy annak bármely melléklete alapján küldendő vagy küldhető értesítéseket írásban kell továbbítani, és azok akkor minősülnek érvényesnek és megfelelőnek, ha a) bérmentesítve, ajánlott vagy tértivevényes levélként adják fel, b) személyes átadással vagy c) expressz futárszolgálattal kézbesítik.

If to BUYER:	A VEVŐ részére:
Arconic-Kofem Kft.	Arconic-Kofem Kft.
1-15 Verseci utca, Szekesfehervar 8000 Hungary Attn: Istvan Katus	1-15 Verseci utca, Szekesfehervar 8000 Hungary Cimzett: Istvan Katus
If to SELLER:	Az ELADÓ részére:
Arconic-Kofem Mill Products Hungary Kft. 1-15 Verseci utca, Szekesfehervar 8000 Hungary	Arconic-Kofem Mill Products Hungary Kft. 1-15 Verseci utca, Szekesfehervar 8000 Hungary
Attn: Balazs Gabor	Címzett: Balazs Gabor
Each Party may change its address or other notice information in any respect, by giving written notice to the other Party.	A címét vagy egyéb kapcsolattartási adatait bármely Fél módosíthatja a másik Félnek küldött írásos értesítéssel.

Exhibit 2(t)

9.    Entire Agreement. This Agreement, together with the exhibits hereto and purchase orders issued by Buyer and accepted by Seller, set forth the entire agreement between Buyer and Seller with respect to the subject matter hereof and supersedes and overrides all prior negotiations, commitments and writings, including but not limited to boilerplate terms and conditions contained in purchase orders, sales order acknowledgement forms or other documents exchanged between the Parties in connection with their obligations hereunder. Seller and Buyer acknowledge that purchase orders, sales acknowledgment forms and other standard documents may be utilized by the Parties for purposes of convenience in the administration of this Agreement, however any standard terms and conditions contained therein are for informational purposes only and shall not vary the terms of this Agreement.

9.    A Megállapodás teljessége. Annak tárgya vonatkozásában a jelen Megállapodás képezi a Vevő és az Eladó teljes megállapodását annak mellékleteivel, valamint a Vevő által feladott és az Eladó által elfogadott megrendelésekkel együtt, és felülír és hatályon kívül helyez minden korábbi tárgyalást, vállalást és írásos kommunikációt, ideértve többek között a Felek által az e Megállapodás szerinti kötelezettségeikkel kapcsolatban egymásnak küldött megrendelésekben, értékesítési visszaigazoló nyomtatványokban vagy egyéb dokumentumokban szereplő standard feltételeket is. Az Eladó és a Vevő tudomásul veszi, hogy a Felek a jelen Megállapodás ügyintézése során, annak egyszerűsítése érdekében megrendelőlapokat, értékesítési visszaigazoló nyomtatványokat és egyéb formanyomtatványokat használhatnak, azonban az ezekben szereplő esetleges általános szerződési feltételek kizárólag tájékoztatásul szolgálnak, és nem módosítják a jelen Megállapodás feltételeit.

10. Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same document.	10. Példányok. A jelen Megállapodás bármennyi ellenpéldányban aláírható, amelyek együttesen alkotják ugyanazt az egy okiratot.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates written below.	A FENTIEK HITELÉÜL a Felek megfelelő felhatalmazással rendelkező képviselői az alulírott napon ezennel aláírják a jelen Megállapodást.
Arconic-Köfém Mill Products Hungary Kft.	Arconic-Köfém Mill Products Hungary Kft.
By: /s/ Balazs Gabor	Aláíró: /s/ Balazs Gabor
Name: Balazs Gabor	Név: Balazs Gabor
Title: managing director	Beosztás: ügyvezető
Date: 9th January, 2020	Kelt: 2020. január 9.
Arconic-Köfém Kft.	Arconic-Köfém Kft.
By: /s/ Istvan Gabor Katus	Aláíró: /s/ Istvan Gabor Katus
Name: Istvan Gabor Katus	Név: Istvan Gabor Katus
Title: managing director	Beosztás: ügyvezető
Date: 9th January, 2020	Kelt: 2020. január 9.